UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2005

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2005, Hooper Holmes, Inc. (the “Company”) and John L. Spenser (“Mr. Spenser” or the “Employee”) entered into an Employment Agreement (the “Agreement”). Under the terms of the Agreement the Company will continue to employ Mr. Spenser in the full-time position of Executive Vice President and Chief Operating Officer, U.S. Operations. The term of the Agreement is for a period of two (2) years beginning November 1, 2005 and ending October 31, 2007, provided that unless either party gives not less than twelve (12) months advance notice of termination to the other, employment shall automatically continue after October 31, 2007. The Compensation Committee may review this Agreement annually to determine if it continues to meet the Company’s objectives.

Under the Agreement, Mr. Spenser will receive an annual salary of not less than Two Hundred Seventy-Five Thousand Dollars ($275,000) per year, payable on a pro rated basis in accordance with the Company’s standard payroll dates. A bonus program will be made available to Mr. Spenser based on the performance of the Company as recommended by the Company’s President and Chief Executive Officer to the Compensation Committee of the Board of Directors. Mr. Spenser will receive the standard benefits available to executive officers of the Company, including health insurance, 401k and vacation. He will also be entitled to reimbursement for expenses incurred in connection with performance of his duties, in accordance with the standard policies and procedures of the Company. In addition, Mr. Spenser will be entitled to the use of a motor vehicle leased by the Company on his behalf, subject to approval by the Company’s President and Chief Executive Officer.

The conditions for termination of the Agreement are as follows:

•	Either the Company or Mr. Spenser may terminate the Agreement, effective anytime on or after October 31, 2007, by providing no less than twelve (12) months advance written notice to the other party.

•	The Agreement shall terminate upon the death of Mr. Spenser and the Company may terminate the Agreement upon the disability of Mr. Spenser, disability being defined as an inability of Mr. Spenser to perform his duties under the Agreement for an aggregate period of twelve (12) weeks in any calendar year because of physical or mental disability, with such determination being made by a physician satisfactory to both parties.

•	The Company may terminate Mr. Spenser’s employment for cause only upon the occurrence of the following events:

•	Any conduct by the Employee involving dishonesty, fraud, forgery or theft involving the Company or the Employee’s employment with the Company.

•	Employee’s continued violation of a material policy of the Company for a period of thirty (30) days after Employee’s receipt of a written notice specifying the nature of such violation from the Company.

•	Employee being under the influence of or in the unlawful possession of alcohol or drugs while on duty, while on Company property, while on the property of a customer, while operating a Company owned, leased, or rented vehicle, or while pursuing Company business in the employee’s privately owned vehicle.

•	Employee’s conviction of a crime involving dishonesty or moral turpitude.

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•	Employee’s material failure to perform his duties for a period of thirty (30) days after having received a written notice specifying such failure from the Company.

•	Gross misconduct by the Employee in connection with performance of his duties hereunder for a period of thirty (30) days after having received a written notice specifying the nature of such misconduct from the Company.

•	Employee’s continued material breach of any of his obligations under this Agreement for a period of thirty (30) days after having received a written notice specifying the nature of such material breach from the Company.

•	Because Mr. Spenser is a citizen of the United Kingdom, his employment is expressly conditioned on his maintaining eligibility to work and remain in the United States. If he does not remain eligible to work in the United States the Company may terminate the Agreement immediately.

Under the Agreement, Mr. Spenser agrees to keep confidential the Company’s confidential and proprietary information, including, but not limited to, client and customer lists, revenue and profit information, and business procedures (“Confidential Information”) and not to disclose any Confidential Information to any third parties, or make use of such Confidential Information for his own benefit. He also agrees that during his term of employment under the Agreement, and for a period of two (2) years after the termination of his employment with the Company, he will not compete anywhere in the United States or the United Kingdom, either directly or indirectly, with the Company or its subsidiaries in the business of providing services to the insurance industry or any other services provided by the Company or its subsidiaries during the term of his employment.

This Agreement supercedes any prior agreements, including the Employee Retention Agreement entered into by the parties as of May 18, 2005. In addition, the non-competition and confidentiality provisions of this Agreement shall survive any termination of the Agreement and remain enforceable according to their terms.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, entered into on November 18, 2005, by and between Hooper Holmes, Inc. and John L. Spenser

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: November 22, 2005	By:	/s/ Joseph A. Marone
Joseph A. Marone
Vice President and Acting Chief Financial Officer

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